                                                                    Exhibit 99.1

                       [LETTERHEAD OF GLOBIX CORPORATION]


FOR IMMEDIATE RELEASE

GLOBIX REPORTS FOURTH QUARTER AND FISCAL 2001 RESULTS

COMPANY IN DISCUSSIONS WITH BONDHOLDERS

NEW YORK - December 27, 2001 - Globix Corporation (NASDAQ: GBIX) today reported financial results for its fourth quarter and fiscal year ended September 30, 2001.

Revenue for the fourth quarter of 2001 was $25.0 million compared to $25.9 million in the prior year quarter. For the fiscal 2001 year, revenue was $104.2 million compared to $81.3 million in the previous year.

EBITDA loss (loss before net interest, income taxes, depreciation and amortization and restructuring charges) was $22.2 million for the fourth quarter of 2001 compared to $15.3 million in the same quarter last year and $15.5 million in the fiscal 2001 third quarter. As compared to the fiscal 2001 third quarter, the fiscal 2001 fourth quarter was adversely affected by a $3.5 million write-off of network assets impaired by the financial viability of a supplier and a $4.0 million increase in bad debt expense. For fiscal 2001, EBITDA loss was $64.7 million as compared with $59.3 million in the prior year.

During the fourth quarter of fiscal 2001, the Company recorded a restructuring charge of $18.0 million related to the estimated termination costs of certain leases, and the write-off of leasehold improvements, excess equipment and employee termination costs.

For the fourth quarter of 2001, net loss attributable to common stockholders was $73.6 million, or $1.89 per share based on 38.9 million common shares. For the fiscal year, net loss attributable to common stockholders was $220.1 million, or $5.72 per share.

"Cost reductions and the management of working capital remained a constant focus during the year," said Brian Reach, Chief Financial Officer. "We ended the fiscal 2001 year with $111.5 million in cash, which was ahead of expectations."

Globix also announced that it is in discussions with an informal committee of bondholders representing approximately 48% of the Company's outstanding $600 million issuance of 12 1/2% senior notes. The discussions concern a financial reorganization of the Company through a pre-packaged bankruptcy proceeding that would be aimed at significantly reducing the Company's debt burden. The Company is in similar discussions with its preferred stockholders. While there can be no assurance that these discussions will lead to an agreement, it is likely that any such agreement would result in the bondholders and preferred stockholders owning nearly all of the equity in the reorganized company, resulting in a near total dilution of the existing common stockholders' interest in the Company.


      GLOBIX CORPORATION    139 CENTRE STREET, NEW YORK, NY 10013-4408
      PHONE:  212 334-8500      FAX:  212 334-8603      WWW.GLOBIX.COM


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Peter Herzig, Chief Executive Officer, said, "We are encouraged by the overall results for the fiscal year and are optimistic that we will be able to reach agreement with our bondholders and preferred stockholders. This past year was a challenging one for our company and our industry in general. The events of September 11, coupled with turbulent market and economic conditions and the dot-com fall out, have affected all participants in our market. We are seeking to greatly reduce our debt burden so that we will have the necessary liquidity to focus on the competitive advantage Globix enjoys as a premium provider of complex hosting services. While I believe these most recent developments, along with the growth and operational accomplishments Globix achieved during this past fiscal year will provide a strong platform for our future, we do not believe we will meet the fiscal 2002 guidance previously provided. In light of ongoing discussions with our bondholders, we expect to provide new guidance when we release our financial results for the first quarter ended December 31, 2001."




About Globix
Globix is a leading provider of advanced Internet hosting, network and applications solutions for business. Globix delivers services via its secure state-of-the-art Internet Data Centers, its high-performance global backbone and content delivery network, and its world-class technical professionals. Globix provides businesses with cutting-edge Internet resources and the ability to deploy, manage and scale mission-critical Internet operations for optimum performance and cost efficiency.



       This press release contains forward-looking statements relating to the Company's or management's intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in the forward-looking statements. These risks, assumptions and uncertainties include the ability to finance the operations and complete the planned expansion of our facilities and network; our reliance on the growth of the Internet and e-commerce; our success against competitors with significantly greater resources; our ability to develop, pursue, confirm and consummate a plan of reorganization and to achieve its expected benefits; and other risks listed under the heading of Risk Factors in the Company's filings with the Securities and Exchange Commission.





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                       Globix Corporation and Subsidiaries
                     Consolidated Statements of Operations
               ( In thousands, except share and per share data )

                                                                            Three months ended                Year ended
                                                                               September 30,                 September 30,
                                                                            2001          2000            2001           2000
                                                                       -------------  -------------   -------------  -------------
                                                                               (Unaudited)
Revenue                                                                $     24,952   $     25,853    $    104,210   $     81,287

Cost of revenue                                                               9,889         11,649          40,609         42,513

Gross profit                                                                 15,063         14,204          63,601         38,774

Selling, general and administrative                                          37,253         29,469         128,321         98,113
Restructuring charges                                                        18,000           --            56,109           --
Depreciation and amortization                                                12,583          5,582          36,657         18,228
                                                                       -------------  -------------   -------------  -------------
Loss from operations                                                        (52,773)       (20,847)       (157,486)       (77,567)
Interest and financing expense, net                                         (18,698)        (8,729)        (51,846)       (33,082)
Other income                                                                    236          1,238           2,147          2,816
Other expense                                                                  (558)           (60)         (3,526)        (1,037)
                                                                       -------------  -------------   -------------  -------------
Loss before extraordinary loss on early extinguishment of debt
and cumulative effect of a change in accounting principle                   (71,793)       (28,398)       (210,711)      (108,870)

Extraordinary loss on early extinguishment of debt                             --             --              --          (17,577)
Cumulative effect of a change in accounting principle                          --             --            (2,332)          --
                                                                       -------------  -------------   -------------  -------------
Net loss                                                                    (71,793)       (28,398)       (213,043)      (126,447)
Dividends and accretion on preferred stock                                   (1,818)        (1,738)         (7,104)        (5,768)
                                                                       -------------  -------------   -------------  -------------
Net loss attributable to common stockholders                           $    (73,611)  $    (30,136)   $   (220,147)  $   (132,215)
                                                                       =============  =============   =============  =============
EBITDA (a)                                                             $    (22,190)  $    (15,265)   $    (64,720)  $    (59,339)
                                                                       =============  =============   =============  =============
Basic and diluted loss per share attributable to common
stockholders before extraordinary loss on early extinguishment
of debt and cumulative effect of a change in accounting principle      $      (1.89)  $      (0.81)   $      (5.66)  $      (3.23)
Extraordinary loss per share                                                   --             --              --             --
Extraordinary loss on early extinguishment of debt                             --             --              --            (0.50)
Cumulative effect of a change in accounting principle                          --             --             (0.06)          --
                                                                       -------------  -------------   -------------  -------------
Basic and diluted loss per share attributable to
common stockholders                                                    $      (1.89)  $      (0.81)   $      (5.72)  $      (3.73)
                                                                       =============  =============   =============  =============

Basic and diluted loss per share attributable to
common stockholders excluding certain items (b)                        $      (1.43)  $      (0.81)   $      (4.20)  $      (3.24)
                                                                       =============  =============   =============  =============

Weighted average common shares outstanding                               38,946,043     37,085,711      38,476,909     35,484,040
                                                                       =============  =============   =============  =============

(a) EBITDA is used in the Internet services industry as one measure of a company's operating performance and historical ability to service debt. Globix defines EBITDA as losses before interest expense and interest income, income taxes, depreciation and amortization and other non-operating expenses including restructuring charges.

(b) For the year ended September 30, 2001, excludes $56.1 million of restructuring charges and $2.3 million from the cumulative effect of a change in accounting principle. For the three months ended September 30, 2001, excludes $18.0 million of restructuring charge.



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                       Globix Corporation and Subsidiaries
                          Consolidated Balance Sheets
               ( In thousands, except share and per share data )

                                                               September 30,        September 30,
                                                                   2001                 2000
                                                               -------------        -------------
Assets
Current assets:
Cash and cash equivalents                                      $     111,502        $     363,877
Short term investments                                                    --                9,948
Marketable securities                                                  1,610                4,685
Accounts receivable, net                                              13,809               21,403
Prepaid expenses and other current assets                              7,785                4,441
Restricted cash                                                        6,984                7,093
                                                               -------------        -------------
   Total current assets                                              141,690              411,447
Investments, restricted                                               26,886               36,085
Property, plant and equipment, net                                   356,149              248,424
Debt issuance costs, net                                              19,006               20,217
Intangible assets, net                                                 4,362                6,650
Other assets                                                           4,895                6,768
                                                               -------------        -------------
   Total assets                                                $     552,988        $     729,591
                                                               =============        =============
Liabilities and Stockholders' Deficit
Current liabilities:
Capital lease and other obligations                            $       6,687        $       2,173
Accounts payable                                                      14,022               16,964
Accrued liabilities                                                   30,141               13,669
Accrued interest                                                      12,500               12,502
                                                               -------------        -------------
   Total current liabilities                                          63,350               45,308
Capital lease obligations, net of current portion                     10,309                1,135
Mortgage payable                                                      20,441               20,674
Senior notes                                                         600,000              600,000
Other long term liabilities                                            7,577                4,462
                                                               -------------        -------------
   Total liabilities                                                 701,677              671,579

Minority interest in Subsidiary                                        5,406                   --
Redeemable Convertible Preferred Stock                                83,230               76,042

Stockholders' Deficit:
Common stock, $0.01 par value; 500,000,000 shares
   authorized; 41,920,229 and 37,307,315 shares issued and
   outstanding, respectively                                             419                  373
Additional paid-in capital                                           171,176              165,890
Deferred compensation                                                 (7,097)                  --
Accumulated other comprehensive income                                (2,703)               1,784
Accumulated deficit                                                 (399,120)            (186,077)
                                                               -------------        -------------
   Total stockholders' deficit                                      (237,325)             (18,030)
                                                               -------------        -------------
Total liabilities and stockholders' deficit                    $     552,988        $     729,591
                                                               -------------        -------------



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